Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

COUPONS.COM INCORPORATED

Coupons.com Incorporated, a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. Section 1 of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“1. Authorization of Shares. This Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Forty-Six Million Four Hundred Thirty-Seven Thousand (146,437,000) shares, consisting of two classes: Ninety-Six Million (96,000,000) shares of Common Stock, $0.00001 par value per share, and Fifty Million Four Hundred Thirty-Seven Thousand (50,437,000) shares of Preferred Stock, $0.00001 par value per share. Of the Fifty Million Four Hundred Thirty-Seven Thousand (50,437,000) shares of Preferred Stock, par value $0.00001, authorized to be issued by the Corporation, Twelve Million Eight Hundred Thousand (12,800,000) shares shall be designated as Series 1 Preferred Stock, Three Million Fourteen Thousand Three Hundred Sixty-Four (3,014,364) shares shall be designated as Series A-1 Preferred Stock, Two Million Four Hundred Six Thousand Four Hundred Ninety-Six (2,406,496) shares shall be designated as Series A-2 Preferred Stock, Four Million Eight Hundred Thousand (4,800,000) shares shall be designated as Series A-3 Preferred Stock, Three Million Seven Hundred Twelve Thousand (3,712,000) shares shall be designated as Series A-4 Preferred Stock, Eight Million (8,000,000) shares shall be designated as Series A-5 Preferred Stock, Fourteen Million Seven Hundred Twenty-Five Thousand (14,725,000) shares shall be designated as Series B Preferred Stock, and Nine Hundred Seventy-Nine Thousand One Hundred Forty (979,140) shares of Preferred Stock shall, as of the effective date of this Restated Certificate, remain undesignated.

Effective upon the filing of this Certificate of Amendment:

(a) every two and a half (2.5) shares of the Corporation’s Common Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Common Stock;

(b) every two and a half (2.5) shares of the Corporation’s Series 1 Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Series 1

Preferred Stock;

(c) every two and a half (2.5) shares of the Corporation’s Series A-1 Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Series A-1 Preferred Stock;

(d) every two and a half (2.5) shares of the Corporation’s Series A-2 Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Series A-2 Preferred Stock;

(e) every two and a half (2.5) shares of the Corporation’s Series A-3 Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Series A-3 Preferred Stock;

(f) every two and a half (2.5) shares of the Corporation’s Series A-4 Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Series A-4 Preferred Stock;

(g) every two and a half (2.5) shares of the Corporation’s Series A-5 Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Series A-5 Preferred Stock; and

(h) every two and a half (2.5) shares of the Corporation’s Series B Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of the Corporation’s Series B Preferred Stock.

The foregoing combinations and conversions shall be hereinafter referred to collectively as the “Reverse Stock Split.”

The Reverse Stock Split shall occur automatically and without any further action on the part of the Corporation or the holders thereof and whether or not certificates representing the holders’ shares prior to the Reverse Stock Split are surrendered for cancellation.

The number of shares resulting from the Reverse Split for each stock certificate representing shares of the Corporation’s Common Stock and Preferred Stock shall be rounded up to the nearest whole share. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock and Preferred Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each Common Stock or Preferred Stock certificate that, immediately prior to the effective time of the Reverse Stock Split, represented shares of old Common Stock or Preferred Stock shall, from and after the effective time of the Reverse Stock Split, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of new Common Stock or Preferred Stock into which the shares of old Common Stock or Preferred Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of old Common Stock or Preferred Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of new Common Stock or Preferred Stock into which the shares of old Common Stock or Preferred Stock represented by such certificate shall have been reclassified.”

2. The preamble of Subsection 6(b) of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(b) In addition, so long as at least 7,362,501 shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of a majority of the shares of Series B Preferred Stock outstanding, voting as a separate class:”

3. The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 211, 222 and 242 of the General Corporation Law of the State of Delaware.

4. This amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, said Coupons.com Incorporated has caused this Certificate of Amendment to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: February 19, 2014

Coupons.com Incorporated

/s/ Steven Boal

Steven Boal, President